UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

[  ] Definitive Information Statement

NFÜSZ, INC.

(Name of Registrant as Specified in Its Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF NFÜSZ, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

nFüsz, Inc.

344 S. Hauser Blvd., Suite 414

Los Angeles, California 90036

INFORMATION STATEMENT

Dear Stockholders:

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.0001 per share (the “Common Stock”) of nFüsz, Inc., a Nevada corporation (the “Company”). As of September 30, 2018, we received written consents from the holders of a majority of the issued and outstanding shares of Common Stock (the “Majority Stockholders”) to authorize the following:

●	One or more reverse stock splits of the Company’s issued and outstanding shares of Common Stock at an aggregate ratio of not less than one-for-five and not more than one-for-40, within the discretion of our Board of Directors, at any time and from time-to-time prior to September 30, 2019 (individually or collectively, the “Reverse Stock Split”);

On December [●], 2018, following the receipt of written consents from the Majority Stockholders, our Board of Directors (the “Board”) accepted authority for the filing, within its discretion, of one or more Certificates of Change (each, a “Certificate”) for one or more Reverse Stock Splits at an aggregate ratio of not less than one-for-five and not more than one-for-40 at any time and from time-to-time prior to September 30, 2019 (the “Majority Action”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Majority Action.

We will mail the Notice of Majority Action to the Stockholders on or about December [●], 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Our Board believes that the Stockholders will benefit from one or more Reverse Stock Splits because it believes that actions could be a catalyst for an increase in the stock price of our Common Stock, which, in turn, could increase the marketability and liquidity of our Common Stock, as well as increase the profile of our Company for private investment, acquisitions, and other future opportunities that become available to the Company.

Our Board also anticipates one or more Reverse Stock Splits will enable the Company to meet the minimum price requirements in order to qualify its Common Stock for listing on the NASDAQ Stock Market, LLC (“NASDAQ”). No assurance can be given that the Company will be successful in its efforts to list its Common Stock for trading on NASDAQ. Until such time as the listing application has been approved and shares of our Common Stock commence trading on NASDAQ, we expect that our Common Stock will continue to be quoted for trading on the OTCQB.

Accordingly, it is our Board’s opinion that one or more Reverse Stock Splits would increase the profile of the Company for private investment, acquisitions, and other future opportunities that become available to the Company and may enable it to meet the minimum price requirements in order to qualify its Common Stock for listing on NASDAQ.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rory J. Cutaia
Rory J. Cutaia
Chairman of Board, President, and Chief Executive Officer

December [●], 2018

nFüsz, Inc.

344 S. Hauser Blvd., Suite 414

Los Angeles, California 90036

INFORMATION STATEMENT

This information statement (this “Information Statement”) is being furnished to holders of record of the common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on December [●], 2018 of nFüsz, Inc., a Nevada corporation (the “Company”), with respect to a certain corporate action of the Company that was initiated by the holders of a majority of the issued and outstanding shares of our Common Stock. This Information Statement is first being mailed or furnished to the holders of our Common Stock (our “Stockholders”) on or about December [●], 2018.

ABOUT THIS INFORMATION STATEMENT

What is the purpose of this Information Statement?

This Information Statement is being provided pursuant to Section 14 of the Exchange Act to notify our Stockholders of the corporate actions that were taken pursuant to the written consent of a majority of the total voting power held by the Stockholders as of September 30, 2018 (the “Majority Consent Date”). Effective as of the Majority Consent Date, the Company received written consents (the “Majority Action”) from the holders of a majority of the issued and outstanding shares of Common Stock (the “Majority Stockholders”) that approved one or more reverse stock splits of shares of our Common Stock at an aggregate ratio of one share of post-Reverse Stock Split Common Stock for not less than five shares of Common Stock and not more than 40 pre-reverse stock split shares of Common Stock (individually or collectively, a “Reverse Stock Split”). In order to eliminate the costs and management time involve in holding a special meeting, and in order to effect the corporate action as soon as possible, the Company decided to proceed with the corporate action by accepting the written consents of the Majority Stockholders in accordance with the Nevada General Corporation Law.

Who is entitled to notice?

All holders of record of shares of our Common Stock on the close of business December [●], 2018, are entitled to notice of the Majority Action.

To what corporate matters did the Majority Stockholders consent?

The Majority Stockholders held a majority (approximately 89.6 million) of the issued and outstanding capital stock entitled to vote on issues that could be brought before our Stockholders on the Majority Consent Date (175,176,248 shares of our Common Stock). By written consent, the Majority Stockholders have approved providing authority to our Board for it to file, within its discretion, one or more Certificates to effectuate one or more Reverse Stock Splits of our Common Stock at an aggregate ratio of one share of post-Reverse Stock Split Common Stock for not less than five pre-Reverse Stock Split shares of Common Stock and not more than 40 pre-Reverse Stock Split shares of Common Stock.

What vote is required to approve the Majority Action?

As of Majority Consent Date, the Company received written consents from the Majority Stockholders to approve the Majority Action that provided our Board with the authority to file, within its discretion, one or more Certificates to effectuate one or more Reverse Stock Splits of our Common Stock at an aggregate ratio of one share of post-Reverse Stock Split Common Stock for not less than five pre-Reverse Stock Split shares of Common stock and not more than 40 pre-Reverse Stock Split shares of Common Stock and no action by our minority Stockholders in connection therewith is required. Under the Nevada General Corporation Law, as amended, and in accordance with the Bylaws of the Company, all activities requiring approval of our Stockholders may be taken by obtaining the written consent and approval of holders of voting stock of the Company having a majority of the total vote of shares authorized to vote on the matter, in lieu of a meeting of our Stockholders.

Is There Any Relationship Between the Potential Reverse Stock Split and the Pending Acquisition of Sound Concepts, Inc.?

We do not believe that any potential Reverse Stock Split will have any effect on, or be affected by, our potential merger transaction with Sound Concepts, Inc. (“Sound Concepts”). We filed a Registration Statement on Form S-1 with the SEC on August 14, 2018 (for a related publicly registered financing), and a Current Report on 8-K, filed with the SEC on November 14, 2018 (announcing the potential acquisition of Sound Concepts, the consideration for which will consist of a $15 million cash payment (to be derived partially from the proceeds of the publicly registered financing) and the issuance of shares of our common stock with an at-time-of-issuance fair market value of $10 million to be issued at the same value as the shares of common stock to be issued in connection with the public registered financing). Although the number of our shares of common stock to be issued in connection with that acquisition will vary depending upon the per-share price of the publicly registered financing shares of our common stock (which, itself, will vary based on the market pricing of our common stock and the ratio of any pre-acquisition closing Reverse Stock Split), the value of the Sound Concepts acquisition shares will remain fixed at $10 million. Further, if the acquisition of Sound Concepts and the publicly registered financing were to close as of the date of this Information Statement, the shareholders of Sound Concepts would then own an aggregate of approximately 12.7% of our common stock. None of such shareholders would own in excess of 2.85% of our common stock. Thus, we believe that any pre-acquisition closing Reverse Stock Split will not have any non-arithmetic-based relationship with the issuance of shares of our comment stock in the Sound Concepts acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December [●], 2018, by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each officer of the Company, and (iv) all executive officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by him as set forth opposite its or his name.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Rory J. Cutaia c/o 344 S. Hauser Drive, Unit 414 Los Angeles, California 90036	Common Stock	57,079,621	(3)	30.3%

James P. Geiskopf c/o 344 S. Hauser Drive, Unit 414 Los Angeles, California 90036	Common Stock	5,514,000	(4)	3.0%

Jeff Clayborne
c/o 344 S. Hauser Drive, Unit 414
Los Angeles, California 90036	Common Stock	3,393,141	(5)	1.9%

Phillip J. Bond c/o 344 S. Hauser Drive, Unit 414 Los Angeles, California 90036	Common Stock	200,000	(6)	*

Kenneth S. Cragun c/o 344 S. Hauser Drive, Unit 414 Los Angeles, California 90036	Common Stock	200,000	(7)	*
All executive officers and directors as a group (5 persons)	Common Stock	66,386,762	(8)	35.4%

Beneficial owner of more than 5%
Chakradhar Reddy
110 3rd Ave. #11B
New York, NY 10003	Common Stock	9,300,000	(9)	5.1%

*	Represents less than 1%.

(1)	Except as otherwise indicated, we believe that the beneficial owners of our Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Percentage of Common Stock is based on 180,832,359 pre-Reverse Stock Split shares of our Common Stock issued and outstanding as of December [●], 2018.

(3)	Consists of 45,064,037 pre-Reverse Stock Split shares of Common Stock held directly, 3,603,600 pre-Reverse Stock Split shares of Common Stock held by Cutaia Media Group Holdings, LLC (an entity over which Mr. Cutaia has dispositive and voting authority) and 810,092 pre-Reverse Stock Split shares of Common Stock held by his spouse (as to which shares, he disclaims beneficial ownership). Also includes 2,800,000 pre-Reverse Stock Split stock options held directly and 600,000 pre-Reverse Stock Split stock options held by Mr. Cutaia’s spouse that are exercisable within 60 days of December [●], 2018 but excludes 2,000,000 pre-Reverse Stock Split stock options held by Mr. Cutaia that are not exercisable within 60 days of December [●], 2018. The total also includes 4,201,892 pre-Reverse Stock Split warrants granted to Mr. Cutaia as consideration for extending the payment terms of his outstanding notes payable.

(4)	Includes 4,084,000 pre-Reverse Stock Split shares of our Common Stock held directly and 80,000 pre-Reverse Stock Split shares of our Common Stock held by Mr. Geiskopf’s children. Also includes 1,350,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are exercisable within 60 days of December [●], 2018. Excludes 2,000,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are not exercisable within 60 days of December [●], 2018.

(5)	Includes 2,000,000 pre-Reverse Stock Split shares of our Common Stock held directly. Also, includes 1,393,141 shares of our pre-Reverse Stock Split Common Stock underlying options that are exercisable within 60 days of December [●], 2018. Excludes 2,800,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are not exercisable within 60 days of December [●], 2018.

(6)	Includes 200,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are exercisable within 60 days of December [●], 2018. Excludes 800,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are not exercisable within 60 days of December [●], 2018.

(7)	Includes 200,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are exercisable within 60 days of December [●], 2018. Excludes 800,000 shares of our pre-Reverse Stock Split Common Stock underlying options that are not exercisable within 60 days of December [●], 2018.

(8)	Includes all shares, options, and warrants referenced in notes 3 through 7.

(9)	Consists of 9,300,000 pre-Reverse Stock Split shares of our Common Stock held directly.

No Director, executive officer, affiliate, or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adversary to the Company or has a material interest adverse to the Company.

DIRECTORS, EXECUTIVE OFFICERS AND COPORATE GOVERNANCE

Directors and Executive Officers

All directors of our Company hold office until the next annual meeting of our Stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. The executive officers of our Company are appointed by our Board and hold office until their death, resignation, or removal from office.

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed

Rory J. Cutaia	Chairman, President, Chief Executive Officer, Secretary, Treasurer and Director	62	October 16, 2014
Jeff Clayborne	Chief Financial Officer	47	July 15, 2016
James P. Geiskopf	Director	59	October 16, 2014
Phillip J. Bond	Director	62	September 10, 2018
Kenneth S. Cragun	Director	57	September 10, 2018

Business Experience

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed:

Rory J. Cutaia, Chairman, President, CEO, Secretary, Treasurer, and Director

Rory J. Cutaia founded the Company (formerly Cutaia Media Group, LLC; bBooth, Inc.; and bBoothUSA, Inc.) in December 2012. Prior to founding the Company, from October 2006 to August 2011, Mr. Cutaia was a partner and Entrepreneur-in-Residence at Corinthian Capital Group, Inc., a private equity fund based in New York City investing in middle market U.S. based companies. During his tenure at Corinthian, from June 2008 to October 2011, Mr. Cutaia was the co-founder and Executive Chairman of Allied Fiber, Inc., a company engaged in the construction of a nation-wide fiber-optic network, and from June 2007 to August 2011, Mr. Cutaia was CEO of GreenFields Coal Company, a company engaged in the deployment of technology to recycle coal waste and clean-up coal waste sites. Before joining Corinthian, from January 2000 to October 2006, Mr. Cutaia was the Founder, Chairman, and CEO of The Telx Group, Inc., a company engaged in the telecom carrier inter-connection, colocation, and data center business, which he sold in 2006. Before founding Telx, Mr. Cutaia was a practicing lawyer with Shea & Gould, a prominent New York City law firm. Mr. Cutaia obtained his Juris Doctorate degree in law from the Fordham University School of Law in 1985 and his Bachelor of Science, magna cum laude, in business management from the New York Institute of Technology in 1982. We believe that Mr. Cutaia is qualified to serve on our Board because of his knowledge of our current operations in addition to his education and business experiences described above.

Jeffrey R. Clayborne, Chief Financial Officer

Jeffrey R. Clayborne is our Chief Financial Officer. Mr. Clayborne is an experienced finance professional with an entrepreneurial spirit and proven record of driving growth and profit for both Fortune 50 as well as start-up companies. He brings with him more than 20 years of experience in all aspects of strategy, finance, business development, negotiation, and accounting. Mr. Clayborne earned his MBA from University of Southern California, with high honors and began his career as a CPA at McGladrey & Pullen, then KPMG Peat Marwick. He then moved on to senior finance positions at The Walt Disney Company, including Senior Finance Manager at Walt Disney International, where he oversaw financial planning and analysis for the organization in 37 countries. Thereafter, Mr. Clayborne moved on to Universal Music Group where he was Vice President, Head of Finance & Business Development for Fontana, where he managed the financial planning and analysis of the sales and marketing division and led the business development department.

James P. Geiskopf, Director

James P. Geiskopf became a director of our Company in October 2014. Mr. Geiskopf has 32 years of experience leading companies in the services industry. From 1975 to 1986, Mr. Geiskopf was the Chief Financial Officer of Budget Rent a Car of Fairfield California and from 1986 to 2007, he was the President and Chief Executive Officer. In 2007, Mr. Geiskopf sold the franchise. Mr. Geiskopf served on the Board of Directors of Suisun Valley Bank from 1986 to 1993. Mr. Geiskopf also served on the Board of Directors of Napa Valley Bancorp from 1991 to 1993. The bank holding company was sold to a larger institution in 1993. Mr. Geiskopf is currently serving on the Board of Directors of ICOX Innovations, Inc. since 2014, a public company quoted on the OTCPK. He is Chairman of our Audit Committee and serves as our Lead Director.

Mr. Geiskopf has significant and lengthy business experience including building, operating, and selling companies, serving on the boards of directors for several banks and serving as a director and officer of several public companies. In these roles he acquired substantial business management, strategic, operational, human resource, financial, disclosure, compliance, and corporate governance skills. These were the primary reasons that we concluded that he should serve as a director of our Company.

Mr. Geiskopf was a director of Electronic Cigarettes International Group, Ltd. (“ECIG”) from June 2013 to March 16, 2017, the date of his resignation. ECIG filed a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) on March 16, 2017 (case number 17-11242).

Kenneth S. Cragun

Kenneth S. Cragun became a director of our Company on September 4, 2018. He serves as the chair our Audit Committee and serves on each of our other two Board committees: Compensation, and Governance and Nominating.

Mr. Cragun has been Chief Financial Officer of CorVel Corporation since January 2018. CorVel is an Irvine, California-based national provider of workers’ compensation solutions for employers, third-party administrators, insurance companies, and government agencies. Mr. Cragun also serves as a partner of Hardesty, LLC, a national executive services firm. He has been a partner of its Southern California Practice since October 2016. Mr. Cragun is a two-time finalist for the Orange County Business Journal “CFO of the Year” – Public Companies and has more than 30 years of experience, primarily in the technology industry. He served as chief financial officer of two Nasdaq-listed companies: Local Corporation (April 2009 to September 2016), formerly based in Irvine, California, which operated a U.S. top 100 website “Local.com” and, in June 2015, filed a voluntary petition in the United States Bankruptcy Court for the Central District of California seeking relief under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code, and Modtech Holdings, Inc. (June 2006 to March 2009), formerly based in Perris, California, which was a leading provider of modular classrooms in California and Florida and a significant provider of commercial and light industrial modular buildings in California, Florida, Arizona, Nevada, and other neighboring states and, in October 2008, filed a voluntary petition in the United States Bankruptcy Court for the Central District of California seeking relief under the provisions of Chapter 11 of the Bankruptcy Code. Mr. Cragun’s industry experience is vast with extensive experience in fast-growth environments and building teams in more than 20 countries. He received his B.S. in Accounting from Colorado State University-Pueblo. Mr. Cragun has led multiple financing transactions, including IPOs, PIPEs, convertible debt, term loans, and lines of credit. For these reasons, we believe that he will provide additional breadth and depth to our Board.

Phillip J. Bond

Phillip J. Bond became a director of our Company on September 10, 2018. He serves on each of our three Board committees: Audit, Compensation, and Governance and Nominating.

Since leaving government service, Mr. Bond has served as President of Government Relations at Potomac International Partners, Inc., a multidisciplinary consulting firm. From 2001 to 2005, Mr. Bond was Undersecretary of the U.S. Department of Commerce for Technology, and from 2002 to 2003 served concurrently as Chief of Staff to Commerce Secretary Donald Evans. In his dual role, he worked closely with Secretary Evans to increase market access for U.S. goods and services and further advance America’s technological leadership at home and around the world. He oversaw the operations of the National Institute of Standards and Technology (NIST), the Office of Technology Policy, and the National Technical Information Service. During his tenure, the Technology Administration was the pre-eminent portal between the federal government and the U.S. technology industry.

Earlier in his career, Mr. Bond served as Senior Vice President of Government Relations for Monster Worldwide, the world’s largest online career site, and General Manager of Monster Government Solutions. Mr. Bond also served as Director of Federal Public Policy for the Hewlett-Packard Company; Senior Vice President for Government Affairs and Treasurer of the Information Technology Industry Council; as Chief of Staff to the late Congresswoman Jennifer Dunn (R-WA); Principal Deputy Assistant Secretary of Defense for Legislative Affairs; Chief of Staff and Rules Committee Associate for Congressman Bob McEwen (R-OH); and as Special Assistant to the Secretary of Defense for Legislative Affairs. Mr. Bond is a graduate of Linfield College in Oregon. The Company believes that Mr. Bond’s years of governmental experience will provide the Company with significant value in the conduct and growth of its business. Accordingly, we believe that he will provide additional breadth and depth to our Board.

Family Relationships

There are no family relationships between any director or executive officer of our Company.

Significant Employees

We do not currently have any significant employees other than our executive officers.

Involvement in Certain Legal Proceedings

Except as noted below, none of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding Shares to file reports of ownership and changes in ownership concerning their Shares with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% Stockholders were met for the year ended December 31, 2017.

Corporate Governance

General

Our Board believes that good corporate governance improves corporate performance and benefits all of our Stockholders. Canadian National Policy 58-201 Corporate Governance Guidelines provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as the Company. In addition, Canadian National Instrument 58-101 Disclosure of Corporate Governance Practices prescribes certain disclosure by our Company of its corporate governance practices. This disclosure is presented below.

Board of Directors

Our Board currently consists of four directors: Rory J. Cutaia, James P. Geiskopf, Philip J. Bond, and Kenneth S. Cragun. Our Common Stock is quoted on the OTCQB operated by the OTC Markets Group Inc., which does not impose any director independence requirements. However, under NASDAQ Marketplace Rule 5605(a)(2), a director is not considered to be independent if he is also an executive officer or is, or at any time during the past three years was, employee of our Company. Under this Rule, Mr. Cutaia is not independent because he is our Chairman, President, Chief Executive Officer, and Secretary. Under this rule, each of Messrs. Geiskopf, Bond, and Cragun is independent.

Orientation and Continuing Education

We have an informal process to orient and educate new members of our Board regarding their role as directors and, if relevant, committee members, as well as the nature and operations of our business. This process provides for an orientation with key members of the management staff, and further provides access to materials necessary to inform them of the information required to carry out their responsibilities as a board member. This information includes the most recent Board-approved budget, the most recent annual report, the audited financial statements and copies of the interim quarterly financial statements.

Our Board does not provide continuing education for our directors. Each director is responsible to maintain the skills and knowledge necessary to meet his obligations as director.

Code of Ethics

In 2014, our Board approved and adopted a Code of Ethics and Business Conduct for Directors, Senior Officers, and Employees (the “Code of Ethics”) that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. The Code of Ethics addresses such individuals’ conduct with respect to, among other things, conflicts of interests; compliance with applicable laws, rules, and regulations; full, fair, accurate, timely, and understandable disclosure by us; competition and fair dealing; corporate opportunities; confidentiality; protection and proper use of our assets; and reporting suspected illegal or unethical behavior. The Code of Ethics is available on our website at http://www.nfusz.com/codeofethics.

Audit Committee and Audit Committee Financial Expert

On August 14, 2018, our Board amended and restated the Audit Committee Charter (the “Audit Committee Charter”) to govern the Audit Committee. Currently, Messrs. Geiskopf, Bond, and Cragun (chair) serve as the members of the Audit Committee and each meets the independence requirements of NASDAQ and the SEC. The Audit Committee Charter requires that each member of the Audit Committee meet the independence requirements of NASDAQ and the SEC and requires the Audit Committee to have at least one member that qualifies as an “audit committee financial expert.” In addition to the enumerated responsibilities of the Audit Committee in the Audit Committee Charter, the primary function of the Audit Committee is to assist our Board in its general oversight of our accounting and financial reporting processes, audits of our financial statements, and internal control and audit functions. The Audit Committee Charter can be found online at http://www.nfusz.com/auditcommittecharter.

Compensation Committee

On August 14, 2018, our Board approved and adopted a charter (the “Compensation Committee Charter”) to govern the Compensation Committee. Currently, Messrs. Geiskopf (chair), Bond, and Cragun serve as the members of the Compensation Committee and each meets the independence requirements of NASDAQ and the SEC, qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). In addition to the enumerated responsibilities of the Compensation Committee in the Compensation Committee Charter, the primary function of the Compensation Committee is to oversee the compensation of our executives, produce an annual report on executive compensation for inclusion in our proxy statement, if and when required by applicable laws or regulations, and advise our Board on the adoption of policies that govern our compensation programs. The Compensation Committee Charter may be found online at http://www.nfusz.com/compensationcommittecharter.

Governance and Nominating Committee

On August 14, 2018, our Board approved and adopted a charter (the “Nominating Committee Charter”) to govern the Governance and Nominating Committee (the “Nominating Committee”). Currently, Messrs. Bond (chair) and Cragun serve as the members of the Nominating Committee. The Nominating Committee Charter requires that each member of the Nominating Committee meet the independence requirements of NASDAQ and the SEC. In addition to the enumerated responsibilities of the Nominating Committee in the Nominating Committee Charter, the primary function of the Nominating Committee is to determine the slate of director nominees for election to our Board, to identify and recommend candidates to fill vacancies occurring between the annual meetings of our Stockholders, and to review our policies and programs that relate to matters of corporate responsibility, including public issues of significance to us and our Stockholders, and any other related matters required by federal securities laws. The charter of the Nominating Committee may be found may be found online http://www.nfusz.com/governanceandnominatingcommittecharter.

Assessments

Our Board intends that individual director assessments be conducted by other directors, taking into account each director’s contributions at board meetings, service on committees, experience base, and their general ability to contribute to one or more of our Company’s major needs. However, due to our stage of development and our need to deal with other urgent priorities, our Board has not yet implemented such a process of assessment.

Director Independence

We are not currently listed on NASDAQ. In evaluating the independence of our members and the composition of the committees of our Board, we utilize the definition of “independence” as that term is defined by applicable listing standards of NASDAQ and by SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

According to the NASDAQ definition, we believe that each of Messrs. Geiskopf, Cragun, and Bond is an independent director because none of them is an officer of our Company, is a beneficial owner of a material amount of shares of our Common Stock, and has received compensation from us in excess of the relevant limits. We have determined that Mr. Cutaia is not independent due, among other reasons, that he is the chief executive officer of our Company.

Our Board expects to continue to evaluate its independence standards and whether and to what extent the composition of our Board and its committees meets those standards. We intend to continue to appoint such persons to our Board and its committees who meet the corporate governance requirements imposed by a national securities exchange. Therefore, we intend that a majority of our directors will continue to be independent directors with at least one director who will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated under the Securities Act of 1933, as amended.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. When and if we contemplate entering into a transaction in which any executive officer, director, nominee, or any family member of the foregoing would have a direct or indirect interest, regardless of the amount involved, the terms of such transaction are to be presented to our full Board (other than any interested director) for approval, and are documented in the minutes of those meetings.

Other than as disclosed below, since January 1, 2017, the beginning of our last full fiscal year, we have had no related party transactions.

Notes Payable — Related Parties

We had the following outstanding notes payable during the period specified above:

Note	Issuance Date	Current Maturity Date	Interest Rate	Original Borrowing	Largest Aggregate Amount Outstanding Since January 1, 2017	Amount Outstanding as of December [●], 2018	Interest Paid Since January 1, 2018	Interest Paid Since January 1, 2017
Note 1(1)	December 1, 2015	February 8, 2021	12.0%	$1,248,883	$1,198,883	$824,218	$107,357	$251,227
Note 2(2)	December 1, 2015	February 8, 2021	12.0%	189,000	189,000	—	16,839	39,519
Note 3(3)	December 1, 2015	April 1, 2017	12.0%	111,901	111,901	111,901	—	—
Note 4(4)	August 4, 2016	December 4, 2018	12.0%	343,326	343,326	240,328	76,530	102,987
Note 5(5)	August 4, 2016	December 4, 2018	12.0%	121,875	121,875	—	36,502	36,502
Total notes payable – related parties, net					$1,964,985	$1,176,447	$237,228	$430,235
Non-current						(824,218)
Current						$352,229

(1)	On December 1, 2015, we issued a convertible note in favor of Mr. Cutaia, our Chief Executive Officer, to consolidate all loans and advances made by Mr. Cutaia to us as of that date. The note bears interest rate of 12% per annum, is secured by our assets, and had an original maturity date of April 1, 2017. Pursuant to the terms of the note, Mr. Cutaia, at his election, may convert up to $374,665 of outstanding principal, plus accrued interest thereon, into shares of Common Stock at a conversion rate of $0.07 per share.

On May 4, 2017, we entered into an extension agreement with Mr. Cutaia to extend the maturity date of the note from April 1, 2017 to August 1, 2018. All other terms of the note remain unchanged. In connection with the extension, we granted to Mr. Cutaia a three-year warrant to purchase up to 1,755,192 shares of Common Stock at a price of $0.355 per share with a fair value of $517,291. On August 8, 2018, we entered into an extension agreement with Mr. Cutaia to extend the maturity date of the note to February 8, 2021. All other terms of the note remain unchanged. In connection with the extension, we granted to Mr. Cutaia a three-year warrant to purchase up to 2,446,700 shares of Common Stock at a price of $.49 per share with a fair value of $1,074,602. We determined that the extension of the note’s maturity date resulted in a debt extinguishment for accounting purposes because the fair value of the warrants granted was more than 10% of the original value of the note. As result, we recorded the fair value of the “new” note, which approximates the then-current carrying value of $1,198,833 of the then-current note and expensed the entire fair value of the warrants granted of $1,074,602 as part of debt extinguishment. On September 30, 2018, Mr. Cutaia converted the principal balance that was convertible ($374,665) into 5,352,357 shares of Restricted Common Stock at $0.07 per share.

(2)	On December 1, 2015, we issued a convertible note in favor of Mr. Cutaia in the amount of $189,000, representing a portion of Mr. Cutaia’s accrued salary for 2015. The note is unsecured, bears interest rate of 12% per annum, had an original maturity date of April 1, 2017, and is convertible into shares of Common Stock at a conversion price of $0.07 per share.

On May 4, 2017, we entered into an extension agreement with Mr. Cutaia to extend the maturity date of the note from April 1, 2017 to August 1, 2018. All other terms of the note remain unchanged and there was no additional compensation or incentive given. Effective August 8, 2018, we entered into an extension agreement with Mr. Cutaia to extend further the maturity date of the note from August 1, 2018 to February 8, 2021. All other terms of the note remain unchanged and there was no additional compensation or incentive given. On September 30, 2018, Mr. Cutaia converted the entire unpaid balance of $189,000 into 2,700,000 restricted shares of our Common Stock at $0.07 per share.

(3)	On December 1, 2015, we issued a note in favor of a former member of our Board in the amount of $111,901, representing unpaid consulting fees as of November 30, 2015. The note is unsecured, bears interest rate of 12% per annum, and had an original maturity date of April 1, 2017. This note is currently past due.

(4)	On April 4, 2016, we issued a convertible note in favor of Mr. Cutaia, in the amount of $343,326, to consolidate all advances made by Mr. Cutaia to us during the December 2015 through March 2016 period. The note bears interest rate of 12% per annum, is secured by our assets, and had an original maturity date of August 4, 2017. The terms of the note permit Mr. Cutaia to convert up to 30% of the principal into shares of Common Stock at a conversion price $0.07 per share.

On August 4, 2017, we entered into an extension agreement with Mr. Cutaia to extend the maturity date of the note from August 4, 2017 to December 4, 2018. All other terms of the note remain unchanged. In connection with the extension, we granted to Mr. Cutaia a five-year warrant to purchase up to 1,329,157 shares of Common Stock at a price of $0.15 per share with a fair value of $172,456.

On September 30, 2018 Mr. Cutaia converted the 30% of the principal balance that was convertible ($102,998) into 1,471,397 restricted shares of our Common Stock at $0.07 per share.

(5)	On April 4, 2016, we issued a convertible note in favor of Mr. Cutaia in the amount of $121,875, which represented his accrued salary from December 2015 through March 2016. The note is unsecured, bears interest at the rate of 12% per annum, compounded annually, and had an original maturity date of August 4, 2017. The note is also convertible into shares of our Common Stock at $0.07 per share.

On August 4, 2017, we entered into an extension agreement with Mr. Cutaia to extend the maturity date of the note from August 4, 2017 to December 4, 2018. All other terms of the note remain unchanged and there was no additional compensation or incentive given. On September 30, 2018, Mr. Cutaia converted the entire balance of $121,875 into 1,741,071 restricted shares of our Common Stock.

During the year ended December 31, 2017, we recorded total interest expense equal to $232,192 pursuant to the terms of the notes and paid $196,607 in interest.

EXECUTIVE COMPENSATION

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2017;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2017; and

who we will collectively refer to as the “named executive officers,” for all services rendered in all capacities to our Company and subsidiaries for the years ended December 31, 2017 and December 31, 2016 are set out in the following summary compensation table:

Summary Compensation Table
Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Rory J. Cutaia(1)
Chairman, President, Chief Executive Officer, and Secretary	2017 2016	(3) (4)	399,804 357,500	Nil Nil	709,500 Nil	167,083 108,603	Nil Nil	Nil Nil	689,747 127,083	1,966,134 593,186

Jeff Clayborne(2) Chief Financial Officer	2017 2016	(3) (4)	95,615 34,000	Nil Nil	324,500 Nil	312,846 164,464	Nil Nil	Nil Nil	Nil Nil	732,961 198,464

(1)	Mr. Cutaia was appointed as President, Chief Executive Officer, Secretary, Treasurer, and director on October 16, 2014. 2017 and 2016 deferred salary totaled $399,804 and $259,029, respectively.

(2)	Mr. Clayborne was appointed as Chief Financial Officer on July 15, 2016.
(3)	Year ended December 31, 2017.

(4)	Year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

We did not have any stock awards outstanding as at December 31, 2017. The following table sets forth, for each named executive officer, certain information concerning outstanding option awards as of December 31, 2017:

	Option awards
Name	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Rory J. Cutaia	125,000	125,000	Nil	0.08	December 18, 2022

Jeff Clayborne	Nil	500,000	Nil	0.36	May 3, 2022

Rory J. Cutaia	Nil	2,000,000	Nil	0.08	January 9, 2022

Jeff Clayborne	Nil	2,000,000	Nil	0.08	January 9, 2022

Rory J. Cutaia	250,000	Nil	Nil	0.11	October 31, 2021

Jeff Clayborne	566,666	933,334	Nil	0.11	July 14, 2021

Rory J. Cutaia	1,250,000	Nil	Nil	0.10	May 11, 2021

Rory J. Cutaia	250,000	Nil	Nil	0.08	November 1, 2019

Rory J. Cutaia	800,000	Nil	Nil	0.50	May 12, 2019

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than the employment agreement of Rory J. Cutaia, we have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Compensation of Directors

The table below shows the compensation of our directors who were not our named executive officers for the fiscal year ended December 31, 2017:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
James P. Geiskopf(1)	Nil	147,000	148,777	Nil	Nil	Nil	295,777

(1) Mr. Geiskopf was appointed a director of our Company in October 2014.

Golden Parachute Compensation

For a description of the terms of any agreement or understanding, whether written or unwritten, between our Company and any officer or director concerning any type of compensation, whether present, deferred or contingent, that will be based on or otherwise will relate to an acquisition, merger, consolidation, sale or other type of disposition of all or substantially all assets of our Company, see above under the heading “Executive Compensation” and “Director Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each director who is not an executive officer, certain information concerning outstanding option awards as of December 31, 2017:

	Option awards
Name	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
James P. Geiskopf	Nil	2,000,000	Nil	0.08	January 9, 2022

James P. Geiskopf	750,000	Nil	Nil	0.10	May 11, 2021

James P. Geiskopf	600,000	Nil	Nil	0.50	November 11, 2019

The following is a description of other equity awards granted to directors during the year ended December 31, 2017: None.

We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board. Our Board may award special remuneration to any director undertaking any special services on their behalf other than services ordinarily required of a director.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The following table sets forth the fees billed to our Company for the year ended December 31, 2017 and 2016 for professional services rendered our independent registered public accounting firm Weinberg & Company.

Fees	2017	2016
Audit Fees	$59,498	$31,890
Audit Related Fees	1,027	506
Tax Fees	-	-
Other Fees	10,673	-
Total Fees	$71,198	$32,396

Pre-Approval Policies and Procedures

The Board and the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is specific to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Board, or the Audit Committee, as applicable, pre-approved all fees for audit and non-audit work performed during fiscal 2017 and 2016.

ACTIONS TO BE TAKEN

A Reverse Stock Split will become effective on the date that we file a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada, or such later date as we may specify in the Certificate. Although our Board anticipates that it will authorize one or more Reverse Stock Splits, it has not determined the dates or specific ratios. Nevertheless, we may not file a Certificate with the Secretary of State of the State of Nevada until at least the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

Notwithstanding the foregoing, we must first notify FINRA of an intended Reverse Stock Split by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of such action. Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act. A new CUSIP number will be assigned to our Common Stock as a result of any Reverse Stock Split.

Reverse Stock Split

Our Board unanimously accepted authority for the filing, within its discretion, of one or more Certificates for one or more Reverse Stock Splits at an aggregate ratio of not less than one-for-five and not more than one-for-40 at any time and from time-to-time prior to September 30, 2019. Our Board believes that effecting one or more such reverse splits is in the best interests of the Company. A Reverse Stock Split will become effective at on the day noted on the Certificate to be filed with the Secretary of State of the State of Nevada, which may not occur until at least the twentieth (20th) day following the date on which this Information Statement is mailed to our Stockholders.

As a result of any Reverse Stock Split, each of our Stockholders will hold the same percentage of outstanding Common Stock immediately following such Reverse Stock Split as such Stockholder held immediately prior to such Reverse Stock Split, subject to adjustments that may result from the treatment of fractional shares or “odd lots” as described below. Currently, the Company is authorized to issue up to a total of 200,000,000 shares of Common Stock. In addition to the 180,832,359 pre-Reverse Stock Split shares of Common Stock issued and outstanding on December [●], 2018, our Board must reserve up to approximately 57,264,158 pre-Reverse Stock Split shares of Common Stock that may be issued upon the exercise of warrants, options or conversion rights. Except with respect to the shares of Common Stock issuable upon the exercise, at the option of the holder, of any options, warrants or conversion at present our Board has no other commitment to issue additional shares of Common Stock.

Purpose of Implementing a Reverse Stock Split. Our Board accepted the authority for one or more Reverse Stock Splits for the following reasons:

●	Our Board believes that one or more Reverse Stock Splits is the most effective means of increasing the per-share market price of our Common Stock in order to satisfy certain quantitative standards for it to become listed on NASDAQ;

●	Our Board believes that a higher per-share market price of our Common Stock could encourage greater investor interest in us and promote greater liquidity for our Stockholders; and

●	Our Board believes that one or more Reverse Stock Splits is advisable to maintain our financing and capital-raising ability and better position us to continue and/or expand our operations.

Meet Securities Exchange Listing Requirements

Our Common Stock is quoted on the OTC Markets Group Inc.’s OTCQB market under the symbol “FUSZ.” Trading in stock quoted on the OTC Markets Group Inc.’s OTCQB market is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The market price of our Common Stock may be highly volatile. This volatility could depress the market price of our Common Stock for reasons unrelated to our operating performance. Moreover, the OTCQB market and other over-the-counter trading systems do not benefit from the same type of Market-Maker trading systems utilized by stock exchanges such as the NYSE and NYSE Market and automated quotation systems such as NASDAQ. Rather, on the OTCQB market and other over-the-counter markets, there is no assurance that a bid/ask price will be posted to facilitate trading of an over-the-counter quoted issuer at any particular point in time. As a result, trading of securities on the OTCQB market and other over-the-counter systems is often more sporadic than the trading of securities listed on the NYSE, NYSE Market, NASDAQ, or similar large securities exchanges or markets. Accordingly, our Stockholders may have greater difficulty selling their shares at any particular point in time.

Our Board’s primary objective in implementing one or more Reverse Stock Splits is to increase the per-share market price of our Common Stock in order to meet certain of the quantitative standards for listing on NASDAQ. We believe that listing our Common Stock on NASDAQ would provide better support for and maintain the liquidity of our Common Stock and increase recognition for our Company and our Stockholders. Effecting one or more Reverse Stock Splits would reduce the then-issued and outstanding number of shares of our Common Stock, which reduction our Board believes would increase the price per-share of our Common Stock to a level sufficient to meet the quantitative standards for listing on NASDAQ. Although we have applied to have our Common Stock listed on NASDAQ and have received our first set of questions and comments from NASDAQ, we cannot assure you that our listing application will be approved whether or not our Common Stock meets the per-share market price listing standard. Further, we cannot assure you that implementing any Reverse Stock Split will result in the per-share market price of our Common Stock meeting all of the quantitative listing standards of any securities exchange, nor can we assure you that we will be able to meet the other quantitative listing standards or any other listing standards required to become listed on any such securities exchange. As discussed below, we also believe that the implementation of one or more Reverse Stock Splits will have certain other benefits to us and to our Stockholders.

Increase Market Price and Marketability of Our Common Stock

We also believe that the increased per-share market price of our Common Stock expected as a result of implementing a Reverse Stock Split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. Our Common Stock is a penny stock. The SEC has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our Common Stock.

Our Board believes that reducing the current number of shares of our Common Stock may support a higher fair market per-share value of our Common Stock based on our current market capitalization. Accordingly, because one or more Reverse Stock Splits will reduce the current number of outstanding shares of our Common Stock, and thereby attempt to raise the fair market per-share value of our Common Stock to greater than $5.00 per share, is in the best interests of our Stockholders. Our Board believes that a decrease in the current number of outstanding shares of our Common Stock as a consequence of one or more Reverse Stock Splits should increase the fair market per-share value of our Common Stock, which may encourage greater interest in our Common Stock and possibly promote greater liquidity for our Stockholders. However, we cannot assure you that any one or more Reverse Stock Splits will have the desired effect of raising the fair market per-share value of our Common Stock or increase the marketability of our Common Stock.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Us

Our Board believes that the fair market per-share value of our Common Stock is currently at a level that may cause potential investors to view an investment in us as unduly speculative and that the fair market per-share value of our Common Stock is currently lower than it would be if the number of our issued and outstanding shares of Common Stock were decreased. Although the increase in the fair market per-share value of our Common Stock, as a consequence of one or more Reverse Stock Splits, may be proportionately less than the decrease in the number of shares outstanding and any increased liquidity due to any increased per-share price could be partially or entirely offset by the reduced number of shares outstanding after each such Reverse Stock Split has taken effect, our Board believes that one or more Reverse Stock Splits could ultimately result in a per-share price of our Common Stock that adequately compensates for the adverse impact of the market factors noted above and that any increases in the fair market per-share value of our Common Stock may make the shares of our Common Stock more attractive to potential investors.

Further, Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit an investor’s ability to buy and sell our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer when making an investment recommendation to a customer. Prior to recommending speculative low-priced stocks to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced stocks will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our Common Stock. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual Stockholders paying transaction costs representing a higher percentage of their total stock value than would be the case if the stock price were substantially higher. As a result, certain investors may be dissuaded from purchasing lower-priced stocks. We believe that a higher stock price that may be a result of one or more Reverse Stock Splits may reduce this concern and will make our Common Stock a more attractive and cost-effective investment for many investors. It should be noted, however, that the liquidity of our Common Stock may be adversely affected by any Reverse Stock Splits, given the reduced number of shares that would be outstanding after a Reverse Stock Split is implemented.

Assist in Future Financing and Capital Raising Transactions

As noted above, our Board’s primary objective in implementing one or more Reverse Stock Splits is to increase the per-share market price of our Common Stock in order to meet certain of the quantitative standards for listing on NASDAQ. We believe that listing our Common Stock on NASDAQ would provide better support for and maintain our financing and capital-raising ability and better position us to continue and/or expand our operations. Effecting one or more Reverse Stock Splits would reduce the then-issued and outstanding number of shares of our Common Stock, which reduction our Board believes would increase the price per-share of our Common Stock to a level sufficient to meet the quantitative standards for listing on NASDAQ. Although we have applied to have our Common Stock listed on NASDAQ and have received our first set of questions and comments from NASDAQ, we cannot assure that our listing application will be approved whether or not our Common Stock meets the per-share market price listing standard. Further, we cannot assure you that implementing any Reverse Stock Split will result in the per-share market price of our Common Stock meeting all of the quantitative listing standards of any securities exchange, nor can we assure you that we will be able to meet the other quantitative listing standards or any other listing standards required to become listed on any such securities exchange.

While there can be no assurance, our Board believes that implementing one or more Reverse Stock Splits is in the best interests of the Company and our Stockholders in order to realize the potential benefits discussed above. However, we cannot assure you that any Reverse Stock Split, if implemented, will have the desired effect of proportionately raising our Common Stock price over the long term, or at all. The effect of a Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances is varied. The market price of our Common Stock may vary based on other factors unrelated to the number of shares outstanding, including our future performance. However, we believe that the ability to implement one or more Reverse Stock Splits, and thereby have successive reductions in the number of outstanding shares of our Common Stock, provides our Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock in order to realize these potential benefits.

Determination of Ratio. The ratio of a Reverse Stock Split, if approved and implemented at any time and from time to time, will be an aggregate ratio of not less than one-for-five and not more than an aggregate ratio of not more than one-for-40, as determined by our Board in its sole discretion. In determining a Reverse Stock Split ratio, our Board will consider numerous factors, including:

●	the historical and projected performance of our Common Stock;

●	prevailing market conditions;

●	general economic and other related conditions prevailing in our industry and in the marketplace;

●	the projected impact of the selected Reverse Stock Split ratio on trading liquidity in our Common Stock;

●	the desire to satisfy not less than the minimum closing price requirements for listing on NASDAQ or similar securities exchange;

●	our capitalization (including the number of shares of our Common Stock issued and outstanding and issuable upon conversion of our debt securities and Preferred Stock and exercise of any warrants and options);

●	the prevailing trading price for our Common Stock and the volume levels thereof; and potential devaluation of our market capitalization as a result of such Reverse Stock Split.

Effects of one or more Reverse Stock Splits. Except for adjustments that we expect to implement, which may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of our outstanding Common Stock immediately following the implementation of any Reverse Stock Split as that Stockholder held immediately prior to such Reverse Stock Split. As of the Majority Consent Date, 175,176,248 pre-Reverse Stock Split shares of our Common Stock were issued and outstanding. As of December [●], 2018, 180,832,359 pre-Reverse Stock Split shares of our Common Stock were issued and outstanding, 19,167,641 pre-Reverse Stock Split shares of our Common Stock were authorized but unissued, and we were obligated to issue up to 57,264,158 pre-Reverse Stock Split shares in the future upon the exercise of currently outstanding warrants, options, or conversion rights. All of these share numbers will be adjusted as follows: with respect to outstanding conversion rights, the respective conversion prices thereof would increase by a factor equal to the inverse of such Reverse Stock Split ratio (e.g., if a one-for-five ratio were to be selected by our Board, then the conversion price of our outstanding convertible securities would increase by a factor of five) and with respect to outstanding options and warrants, the respective exercise prices of the options and warrants would increase by a factor equal to the inverse of such Reverse Stock Split ratio (e.g., if a one-for-five ratio were to be selected by our Board, then the exercise price of our outstanding options and warrants would increase by a factor of five).

After a Reverse Stock Split is implemented, each of our Stockholders will own a reduced number of shares of our Common Stock based on the exchange ratio selected by our Board for that particular Reverse Stock Split. For example, if our Board decides to implement a one-for-five Reverse Stock Split, then every five pre-Reverse Stock Split shares of our Common Stock that a Stockholder owns will be combined and converted into a single share of our Common Stock. We estimate that, following the implementation of any Reverse Stock Split, we would have approximately the same number of Stockholders. Except for any changes as a result of the treatment of fractional shares or round-lot holders, the completion of a Reverse Stock Split alone would not change any Stockholder’s proportionate ownership interest in our Common Stock. The implementation of a Reverse Stock Split will not increase the number of our Stockholders who own “odd lots” of less than 100 shares of our Common Stock. We understand that odd lots may be more difficult to sell and that brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of our Common Stock. Accordingly, we expect that we will issue additional shares of our Common Stock to any record or beneficial holder thereof, who, solely as a result of a Reverse Stock Split and without any such additional issuance, would otherwise lose the status as a holder of a round-lot.

Because the number of shares of our authorized Common Stock will not be affected, each Reverse Stock Split will result in an increase in the number of authorized, but unissued, shares of our Common Stock. We do not expect that a Reverse Stock Split will affect the par value of our Common Stock, which would remain at $0.0001 per share, or the number of authorized shares of Preferred Stock that we may issue, which would remain at 15 million shares. Our Preferred Stock is available for issuance from time to time for such purposes and consideration as our Board may approve in its discretion.

The table below illustrates the number of shares of our Common Stock that may be authorized for issuance following the filing of a Certificate, the approximate number of shares of our Common Stock that would remain outstanding following a Reverse Stock Split, the approximate number of shares of our Common Stock reserved for future issuance upon exercise or conversion of outstanding options, warrants, and the number of unreserved shares of our Common Stock available for future issuance following a Reverse Stock Split. The information in the following table is based on 180,832,359 pre-Reverse Stock Split shares of our Common Stock issued and outstanding as of December [●], 2018, and a maximum of 57,264,158 pre-Reverse Stock Split shares of our Common Stock that we are obligated to issue as of December [●], 2018.

Proposed Ratio	Number of Shares of Common Stock Authorized	Approximate Number of Shares of Common Stock Outstanding (Post-Reverse Split)	Approximate Number of Shares of Common Stock We Are Obligated to Issue in the Future (1)	Approximate Number of Shares of Common Stock Available for Future Issuance (2)
1-for-5	200,000,000	36,200,000	11,453,000	152,347,000
1-for-15	200,000,000	12,067,000	3,818,000	184,115,000
1-for-25	200,000,000	7,240,000	2,291,000	190,469,000
1-for-30	200,000,000	6,034,000	1,909,000	192,057,000
1-for-35	200,000,000	5,171,000	1,636,000	193,193,000
1-for-40	200,000,000	4,525,000	1,432,000	194,043,000

(1)	We are obligated to issue shares of our Common Stock in the future pursuant to certain exercises or conversions of warrants, options, convertible debt securities, and Preferred Stock. This column sets forth the maximum number of shares of our Common Stock that, as of December [●], 2018, we are obligated to issue in the future.

(2)	The number of shares of our Common Stock available for future issuances represents the number of shares of our Common Stock authorized for issuance, less (i) the number of shares of our Common Stock outstanding and (ii) the number of shares that, as of December [●], 2018, we are obligated to issue in the future.

As reflected in the table above, the number of authorized shares of our Common Stock will not be reduced. Accordingly, each Reverse Stock Split will have the effect of creating additional unissued and unreserved shares of our Common Stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our Common Stock that would be available as a result of any Reverse Stock Split. However, these additional shares may be used by us for various purposes in the future without further Stockholder approval (subject to applicable law), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity compensation to our employees, executive officers, directors, and consultants, (iii) entering into collaborations and other strategic relationships, (iv) expanding our business through the acquisition of other businesses or products, (v) declaring of stock splits, and (vi) declaring of stock dividends.

Although our Board expects that the reduction in outstanding shares of our Common Stock will result in an increase in the per-share price of our Common Stock, there is no assurance that such a result will occur. Similarly, there is no assurance that, if the per-share price of our Common Stock increases as a result of a Reverse Stock Split, such increase in the per-share price will be permanent. The per-share price of our post-Reverse Stock Split Common Stock is dependent on several factors:

●	Should the per-share price of our Common Stock decline after implementation of a Reverse Stock Split, the percentage decline may be greater than would occur in the absence of such Reverse Stock Split.

●	The anticipated resulting increase in per-share price of our Common Stock due to a Reverse Stock Split is expected to encourage interest in our Common Stock and possibly promote greater liquidity for our Stockholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after a Reverse Stock Split.

●	A Reverse Stock Split could be viewed negatively by the capital markets and, consequently, could lead to a decrease in our overall market capitalization. That is often the case that a reverse stock split-adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

●	One of the purposes for one or more Reverse Stock Splits is to meet the per-share minimum price requirements to list our Common Stock on a securities exchange. If we are unable to meet such minimum requirements, and are unable to become listed on a securities exchange, our liquidity and stock price may be negatively affected (and we may need to implement one or more additional Reverse Stock Splits).

Effective Date. A Reverse Stock Split will become effective on the date that we file a Certificate with the Secretary of State of the State of Nevada, or such later date as we may specify in the Certificate. Nevertheless, we may not file a Certificate with the Secretary of State of the State of Nevada until at least the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders. Except as explained below with respect to fractional shares and round-lot holders, on the effective date of a Reverse Stock Split, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted into new shares of Common Stock in accordance with the relevant Reverse Stock Split ratio.

Fractional Shares. No fractional shares of our Common Stock will be issued as a result of a Reverse Stock Split. Instead, Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the applicable ratio will automatically be entitled to have any such fractional share rounded up to the nearest whole share.

Round-lot Round-up. We expect that we will issue additional shares of our Common Stock to any record or beneficial holder thereof, who, solely as a result of a Reverse Stock Split and without any such additional issuance, would otherwise lose the status as a holder of a round-lot.

Effect on Registered Stockholders of Our Common Stock Holding Certificates. After the effective date of each Reverse Stock Split, holders of shares of our pre-Reverse Stock Split Common Stock in certificated form will not be required to surrender their stock certificates. Instead, we will give notice to our transfer agent of the relevant Reverse Stock Split and the effective date thereof in order to reflect the number of our issued and outstanding shares of capital stock and the number of shares of our Common Stock that are then held.

Effect on Beneficial Stockholders of Our Common Stock. If shares of our Common Stock are held in an account at a brokerage firm or financial institution, which is commonly referred to as shares being held in “street name,” then the holder of that account is the beneficial owner of those shares. We intend to treat Stockholders holding our Common Stock in street name in the same manner as registered Stockholders whose shares are registered in their names. Banks, brokers, or other nominees will be instructed to effect a Reverse Stock Split for their beneficial holders holding shares of our Common Stock in street name. However, these banks, brokers, or other nominees may have different procedures than registered Stockholders for processing a Reverse Stock Split. If shares of Common Stock are held with a bank, broker, or other nominee and if a holder has any questions in this regard, we encourage the holder to contact the bank, broker, or nominee.

Effect on Registered “Book-Entry” Stockholders of Our Common Stock. If a Reverse Stock Split is effected, and the shares of our Common Stock are held electronically in book-entry form shares (i.e., shares held in book-entry form and not represented by a physical certificate) with our transfer agent, stock certificates will not be issued evidencing ownership after that Reverse Stock Split, and the holder will not need to take action to receive post-Reverse Stock Split shares. The holdings will be electronically adjusted by our transfer agent to give effect to that Reverse Stock Split.

Accounting Consequences. We expect that the par value of our Common Stock will remain unchanged at $0.0001 per share after each Reverse Stock Split, if any. As a result, our “stated capital,” which consists of the par value per share of our Common Stock multiplied by the aggregate number of issued and outstanding shares of our Common Stock, will be reduced proportionately at the effective time of each Reverse Stock Split. Correspondingly, our “additional paid-in capital,” which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share, net income, and other per-share amounts will be proportionately increased as a result of each such Reverse Stock Split because there will be fewer shares of our Common Stock then issued and outstanding.

Potential Anti-Takeover Effect. Although in certain circumstances, the increased proportion of authorized but unissued shares to issued shares could have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of us and another company), our Board’s acceptance of authority for the filing, within its discretion, of one or more Certificates to implement one or more Reverse Stock Splits was not proposed or accepted in that context. We are not aware of any third-party’s effort to accumulate shares of our Common Stock or obtain control of us, and it is not part of a plan by management to recommend a series of similar actions to our Board and Stockholders. Our Board currently does not contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to effect a change control of us.

No Appraisal Rights. Under the Nevada General Corporation Law, our Stockholders are not entitled to appraisal rights with respect to our proposal to implement one or more Reverse Stock Splits, and we will not independently provide our Stockholders with any such rights.

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the implementation of one or more Reverse Stock Splits, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act and the implementation of any proposed Reverse Stock Split to the maximum ratio requested will not cause us to go private.

Certain Material U.S. Federal Income Tax Considerations of a Reverse Stock Split. The following is a summary of certain material U.S. federal income tax consequences of a Reverse Stock Split to holders of our Common Stock. It addresses only U.S. Stockholders who hold pre-Reverse Stock Split shares of Common Stock and post-Reverse Stock Split shares of Common Stock as “capital assets” within the meaning of Section 1221 of the IRC. This discussion does not purport to be a complete discussion of all of the possible federal income tax consequences of a Reverse Stock Split and does not account for or consider the federal income tax consequences to Stockholders in light of their individual investment circumstances or to Stockholders subject to special treatment under the federal income tax laws, including, but not limited to:

●	banks, financial institutions, thrifts, mutual funds, or trusts;

●	tax-exempt organizations;

●	insurance companies;

●	dealers in securities or foreign currency;

●	real estate investment trusts, personal holding companies, regulated investment companies, or passive foreign investment companies;

●	foreign or United States expatriate Stockholders;

●	Stockholders who are not “United States persons,” as defined in Section 7701 of the IRC;

●	controlled foreign corporations;

●	Stockholders with a functional currency other than the U.S. dollar;

●	Stockholders who hold pre-Reverse Stock Split shares of Common Stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment;

●	Stockholders who hold pre-Reverse Stock Split shares of Common Stock as “qualified small business stock” within the meaning of Section 1202 of the IRC;

●	common trusts;

●	traders, brokers, or dealers in securities who elect to apply a mark-to-market method of accounting;

●	partnerships or other pass-through entities or investors in such entities;

●	Stockholders who are subject to the alternative minimum tax provisions of the IRC;

●	Stockholders who acquired their pre-Reverse Stock Split shares of Common Stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan, or otherwise as compensation; or

●	holders of warrants or stock options.

In addition, this discussion does not address any tax considerations under state, local, gift, or foreign tax laws.

This summary is based upon the IRC, existing and proposed U.S. Treasury Regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on December [●], 2018 Date and all of which are subject to differing interpretations. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of a Reverse Stock Split to vary substantially from the consequences described herein. Further, no ruling from the IRS or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance or guarantee that the IRS would agree with the conclusions set forth in this summary. This information is not intended as tax advice to any person and may not be relied upon to avoid penalties.

EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER OWN SITUATION AND THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF A REVERSE STOCK SPLIT.

A reverse stock split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the IRC. Certain filings with the IRS must be made by us and certain “significant holders” of our Common Stock in order for a Reverse Stock Split to qualify as a recapitalization. The tax consequences discussed below assume that our Reverse Stock Split is treated as a recapitalization and that our Common Stock is held by each of our Stockholders as a capital asset:

●	A Stockholder generally will not recognize gain or loss as a result of a Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares of Common Stock; however, we expect that we will round each post-Reverse Stock Split share of our Common Stock to the next whole share. We also expect that we will issue additional shares of our Common Stock to any record or beneficial holder thereof, who, solely as a result of a Reverse Stock Split and without any such additional issuance, would otherwise lose the status as a holder of a round-lot.

●	A Stockholder’s aggregate tax basis of the post-Reverse Stock Split shares of Common Stock received in a Reverse Stock Split will generally be equal to the aggregate tax basis of their pre-Reverse Stock Split shares of Common Stock exchanged therefor.

●	A Stockholder’s holding period for shares of our Common Stock held after a Reverse Stock Split will include the holding period of his/her/its pre-Reverse Stock Split shares of Common Stock.

●	No gain or loss for federal income tax purposes will be recognized by us as a result of a Reverse Stock Split.

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of a reverse stock split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of our Reverse Stock Split.

No Meeting of Stockholders Required

The Company is not soliciting any votes with regard to the Majority Action. The Majority Stockholders that have consented to the Majority Action hold a majority of the total issued and outstanding shares of voting capital stock and, accordingly, such Majority Stockholders had sufficient shares to authorize our Board to file, within its discretion, of one or more Certificates for one or more Reverse Stock Splits at an aggregate ratio of not less than one-for-five and not more than one-for-40 at any time and from time-to-time prior to September 30, 2019.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested the Company to include any additional proposals in this Information Statement.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or a director of the Company. Our Board unanimously accepted authority for the filing, within its discretion, of one or more Certificates for one or more Reverse Stock Splits at an aggregate ratio of not less than one-for-five and not more than one-for-40 at any time and from time-to-time prior to September 30, 2019, all as described in this Information Statement.

ADDITIONAL INFORMATION

Our Company files reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to securities laws. You may read and copy materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company received contrary instructions from one or more of the security holders. The Company shall deliver promptly, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. A security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to the Company at nFüsz, Inc., 344 S. Hauser Blvd., Suite 414, Los Angeles, California 90036 or by calling (855) 250-2300. A security holder may utilize the same address to request either separate copies or a single copy for a single address for all future information statements, proxy statements, and annual reports.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rory J. Cutaia
Rory J. Cutaia
President, Chief Executive Officer, Secretary, and Director

December [●], 2018